As filed with the U.S. Securities and Exchange Commission on March 1, 2019

Registration No. 333-212199

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-212199

UNDER

THE SECURITIES ACT OF 1933

Nexeo Solutions, Inc.

(n/k/a Pilates Merger Sub II LLC)

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-5188282
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3075 Highland Parkway, Suite 200 Downers Grove, Illinois	60515
(Address of Principal Executive Offices)	(Zip Code)

Nexeo Solutions, Inc. 2016 Long Term Incentive Plan

(Full Title of the Plan)

Jeffrey W. Carr, Esq.

Senior Vice President, General Counsel & Corporate Secretary

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

(331) 777-6000

(Name, Address, and Telephone Number,

Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) filed by Pilates Merger Sub II LLC (“Merger Sub II”), the surviving company of the merger described below with Nexeo Solutions, Inc. (the “Registrant”), deregisters the shares of the Registrant’s Common Stock, par value $0.0001 per share (the “Nexeo Common Stock”), issuable under the Nexeo Solutions, Inc. 2016 Long Term Incentive Plan, which were registered on the Registration Statement on Form S-8 (Registration No. 333-212199, the “Registration Statement”) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 23, 2016, and that remain unsold as of the date of this Post-Effective Amendment.

On February 28, 2019, pursuant to the Agreement and Plan of Merger, dated as of September 17, 2018 (the “Merger Agreement”), among the Registrant, Univar Inc. (“Univar”), Pilates Merger Sub I Corp (“Merger Sub I”) and Merger Sub II, the Registrant and Univar completed the previously announced mergers (the “Mergers”) whereby Merger Sub I merged with and into the Registrant and the Registrant subsequently merged with and into Merger Sub II, with Merger Sub II surviving the Mergers as a direct wholly owned subsidiary of Univar.

In connection with the completion of the Mergers, the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on March 1, 2019.

PILATES MERGER SUB II LLC

By:	/s/ Jeffrey W. Carr
Name:	Jeffrey W. Carr
Title:	Secretary

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.